                                                      EXHIBIT 99.1




Smith Corona Chairman Assumes Chief Executive Post


CORTLAND, N.Y., July 20, 1998, Smith Corona Corporation (NASDAQ:SCCO) today announced that Peter N. Parts, chairman of the Board, will assume the post of president and chief executive officer, effective immediately. Mr. Parts, 45, replaces W. Michael Driscoll, who retired as the company's president and CEO. Mr. Driscoll will continue to be available to Smith Corona on a consulting basis.

	"We want to thank Mike Driscoll for taking Smith Corona through this important first year which recently ended as the company makes its transition from manufacturer to a developer and marketer of new technology products," Mr. Parts stated. "Our priorities are to aggressively continue the emphasis on sales and marketing and to focus on improving the company's ability to source and market third-party products."

	Mr. Parts was elected chairman of the board in May and has served as a member of Smith Corona's board of directors since early 1997. Mr. Parts is founder, president, and chief executive officer of Peter Parts Electronics, Inc., a supplier of electronic components. He has extensive experience sourcing products in the Pacific Rim and Europe and marketing those products throughout North America.

	Headquartered in Cortland, N.Y., Smith Corona Corporation is dedicated to providing productivity and communication through new and emerging technology products, in addition to its traditional portable electronic typewriters and related accessories and supplies.